Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

SOCKET MOBILE, INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $	(1)	Other	1,401,861	$1.0250	$1,436,907.52	0.0001531	$219.99

Total Offering Amounts:							$1,436,907.52		219.99
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$219.99

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Offering Note(s)

(1)	(a) Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $1.025 per share, which represents the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on August 18, 2025.

(b) Represents shares offered by the selling stockholders consisting of shares of the Registrant’s common stock issuable upon the conversion of outstanding secured subordinated notes. Includes an indeterminable number of additional shares of common stock, pursuant to Rule 416 under the Securities Act of 1933, as amended, that may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the shares to be offered by the selling stockholders.